CONSULTING AGREEMENT


         THIS AGREEMENT is made and entered into as of April 1, 2000, by and between Homestead Village Incorporated (the "Company") and David C. Dressler, Jr. (the "Consultant").

         WHEREAS the Company desires to engage the Consultant's expertise and experience in a consulting capacity; and

         WHEREAS the Consultant desires to render services to the Company as provided herein, under the terms and conditions set out below;

         THEREFORE, the Company hereby engages the services of the Consultant, and in consideration of the mutual promises contained herein, the parties agree as follows:

         1. Term. The term of this Consulting Agreement (the "Agreement") shall be a twelve-month period, beginning on April 1, 2000 and ending on March 31, 2001. This Agreement may be terminated earlier as provided in Section 4.

         2. Services. The Consultant shall provide professional services ("Services") to the Company. Services shall consist of advice and consultation with respect to the marketing and sale of the Company's remaining land-held-for-sale listed on Schedule A and certain developed properties of the Company listed on Exhibit A (collectively the "Properties"), and oversight of the construction of an expansion of an existing facility at Milpitas, California, all under the direction of C. Ronald Blankenship, Interim Chairman of the Company, and engaging in other projects as directed by Mr. Blankenship or the Company. Such advice shall include: (a) advice on the pricing of the Properties; (b) introductions to potential purchasers for the Properties; (c) introductions to, and providing advice on, the selection of real estate brokers to market the Properties; (d) advice on the terms of sale for the Properties, such advice to be provided during initial contract negotiations and with respect to any amendments to the contract so negotiated; (e) advice on the acceptability of offers received with respect to the Properties; (f) advice on any consultants required to be retained in connection with sale of the Properties, including, without limitation, local counsel, development or land use advisors, environmental consultants, soils engineers, surveyors, title company, escrow agents; (g) assistance in evaluating the performance of prospective purchasers of their contractual obligations and whether to exercise any seller termination rights under any pending contract, and (h) such other advice as Consultant and the Company shall deem appropriate in connection with the marketing and sale of the Properties. Notwithstanding the foregoing, the ultimate responsibility for making all decisions regarding the marketing and sale of the Properties shall remain with the Company and shall be subject to the approval of Mr. Blankenship and James C. Potts, Executive Vice President of the Company.

                  2.1. Services shall be performed in a prompt and efficient manner to the reasonable satisfaction of the Company. The Consultant may provide Services at the Company's office in Atlanta, Georgia, or in such other Company office as mutually agreed, and the Consultant may utilize the Company's equipment and administrative support located at that office.

                  2.2. The Consultant shall devote such time to the performance of the Services under this Agreement as is reasonably necessary to the satisfactory performance thereof. The Consultant shall provide regular written reports to Messrs. Blankenship and Potts on the status of the marketing and sale of the Properties.

                  2.3. The Consultant shall, in providing such Services, abide by all federal and/or state laws and regulations applicable to both the Company and the Consultant.

                  2.4. The Company reserves the right to change the Properties on Schedule A at any time during the term of this Agreement, provided that such changes shall not result in the Consultant being paid less than the amount outlined in Section 4.

         3. Fees. For the Services to be rendered pursuant to this Agreement, the Consultant shall be paid a monthly consulting fee of $40,000 ("Monthly Fee") (which shall be netted against future Transaction Fees described in Section 3.1), payable on the last day of each month. In addition to the Monthly Fee and the Transaction Fees, Consultant shall be entitled to receive reimbursement of any direct business expenses incurred by Consultant for the Services provided (e.g., cellular phone, business travel and other normal business expenses). Under this Agreement, the Company shall not be obligated to provide nor shall the Consultant be entitled to receive any vacation, sick leave, or any other benefits provided by the Company to its employees.

                  3.1. The Consultant shall be paid a transaction fee ("Transaction Fee") on the sale of all properties listed on Schedule A. It is anticipated by the parties that the "Gross Receipts" (as defined below) from the sale of such Properties will be between $90 million and $100 million. The Consultant's Transaction Fee will be 1% of the first $90 million of Gross Receipts from the sale of such Properties, and 2% of Gross Receipts in excess of $90 million from the sale of such Properties. "Gross Receipts" shall mean the net sales price received by the Company for such Properties, excluding the first 2% of the gross sales price paid to a third-party broker. The Transaction Fees will be earned on any Properties which are sold, or under either a binding agreement for sale or a binding letter of intent, on or before March 31, 2001, and which close. All Transaction Fees earned will be reconciled monthly and will be paid on the first day of July, October, January and April during the term of this Agreement. Any Monthly Fees paid prior to payment of any Transaction Fees will be deducted from the Transaction Fees.

                  3.2. The Company may terminate the Agreement without Cause (as defined below) at any time after September 30, 2000, as provided in
         Section 4. If the Company terminates the Agreement without Cause after September 30, 2000, then the Company will pay the Consultant the greatest of (a) $360,000, or (b) 80% of the total commission value of contracted properties and "bona fide offers" (as defined below) on Properties listed on Schedule A, or (c) the unpaid Transaction Fees due on properties listed on Schedule A sold or under contract at the date of termination and which close. A "bona fide offer" means a written offer on a designated Property at 100% or greater of the allocated value of that Property shown on Schedule A on reasonable commercial terms. Any Monthly Fees or Transaction Fees paid to the Consultant at the time of termination of the Agreement in excess of this minimum amount shall be retained by the Consultant.


                  3.3. For the Services rendered pursuant to this Agreement, the Consultant shall be solely responsible for and pay all state, federal, and local taxes applicable to the Monthly Fees and Transaction Fees paid. Additionally, for the Services rendered pursuant to this Agreement, the Company shall not be obligated to pay for any premium of insurance under which the Consultant may be entitled to receive coverage under any group hospitalization or medical plan or insurance plan or policy maintained by the Company.

                  3.4. Monthly Fees, Transaction Fees and expense reimbursements under this Agreement shall be made payable to Consultant and shall be mailed to Consultant at 1876 Beach Avenue, Atlantic Beach, Florida 32233.

         4. Termination of Agreement. Either party may immediately terminate this Agreement if Cause exists. Additionally, the Consultant may at any time immediately terminate this Agreement upon two (2) weeks written notice to the Company, and after September 30, 2000, the Company may immediately terminate this Agreement upon two (2) weeks' written notice to the Consultant. If there is any time period between the date either party gives notice of the termination of this Agreement and the date of termination of this Agreement, the Consultant must continue to perform Services under this Agreement, must return any files or property belonging to the Company, must work with the Company in determining the status of projects and must assist the Company in making any transition reasonably necessary as a result of the termination of this Agreement. If the Agreement is terminated by the Company for Cause or by the Consultant without Cause, the Consultant shall be paid the Monthly Fee and any unpaid Transaction Fees, net of all Monthly Fees actually paid, through the end of the month in which termination occurs, and the Company shall have no further monetary obligations to the Consultant under the Agreement.

                  4.1. As used in this Agreement, the term "Cause" is defined as any of the following:

                  a. The Consultant's willful malfeasance towards the Company, conviction of a felony, or commission of fraud or embezzlement against the Company, including but not limited to any act or acts of personal dishonesty taken by the Consultant and intended to result in the material personal enrichment of the Consultant at the expense of the Company; or

                  b. An act or omission of the Consultant involving gross negligence or willful misconduct, or the Consultant's material misrepresentation or failure to report to the Company concerning material information within the areas of Consultant's responsibilities hereunder; or

                  c. A breach by either party of any provision in this Agreement after a reasonable opportunity to cure such breach.

         5. Covenant Not To Compete. The Consultant agrees that, during the term of this Agreement, Consultant will not, directly or indirectly, either through any kind of ownership or as a director, officer, agent, employee or consultant, engage in any business that competes with the Company.

         6. Independent Contractor. The Consultant shall be an independent contractor and not an employee or agent of the Company for purposes of the Services performed pursuant to this Agreement.

                  6.1. The Consultant shall have no authority, express or implied, to bind the Company and shall not hold himself out as representing the Company in any manner, as an employee, agent, or in any other capacity, except upon the consent of the Company.

         7. Conflict of Interest. During the term of this Agreement, the Consultant shall not use the relationship between the Consultant and the Company in any manner that adversely affects the Company and shall not act on behalf of himself or others in any manner that conflicts with the interests of the Company.

         8. Confidential Information. The Consultant understands and agrees that, prior to his engagement as a consultant and during the term of this Agreement, the Consultant has had and will have access to certain proprietary information belonging to the Company, which information includes information designated as confidential by the Company and not generally known by non-Company personnel (all such information shall be hereafter referred to as the "Confidential Information"). The Company desires to protect such Confidential Information from subsequent use or disclosure by the Consultant or any other person or entity acting in concert with the Consultant. The Consultant agrees that, during the term of this Agreement and after the expiration of this Agreement, the Consultant shall not use Confidential Information belonging to the Company for the Consultant's own purposes or for the purposes of any person or entity other than the Company and shall not disclose any such Confidential Information to non-Company personnel except as required in connection with the Consultant's duties under this Agreement, without the prior written consent of the Company. The obligations set forth in this Section 8 shall survive the termination of the Consultant's consulting relationship with the Company created by this Agreement and shall be fully enforceable by the Company at all times thereafter.

         9. Indemnification. The Company hereby agrees to indemnify, defend and hold harmless Consultant, from and against any and all expenses (including attorney's fees) as incurred, judgments, fines, taxes, penalties and amounts paid in settlement actually and reasonably incurred by Consultant in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he is or was a consultant to the Company or is or was serving at the request of the Company as a consultant.

         10. Entire Agreement, Amendment. This Agreement constitutes the entire agreement between the parties with respect to the matters covered by this Agreement, and may not be modified or amended in any way except by a subsequent, written agreement signed by both parties.

         11. Waiver of Breach. The waiver by either party of any breach of this Agreement shall not be deemed a waiver of any other breach of the same or any other provision of this Agreement.

         12. Assignment. Except as provided below, Consultant may not assign this Agreement or any of his duties or obligations hereunder to any other person without the Company's prior written consent. Consultant may assign this Agreement to any entity controlled by Consultant, provided that entity agrees to be bound by the terms and conditions of this Agreement.

         13. Legal Construction. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other such provisions and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had not been contained herein.

         14. Successors. This Agreement shall be binding upon and inure to the benefit of both parties, the Company's successors and assigns, as well as to the Consultant's heirs, administrators, executors and legal representatives.

         15. Governing Law. The validity, interpretation, and effect of this Agreement and of any of its respective terms or provisions, as well as the rights and duties of the parties hereunder, shall be governed by the laws of the State of Georgia. The parties agree that venue in an action to enforce this Agreement will lie in Fulton County, Georgia, and that neither party will challenge venue if a lawsuit to enforce this Agreement is brought in such county.

         EXECUTED this           day of _______, 2000.


                                  HOMESTEAD VILLAGE INCORPORATED


                                   By:

                                   Name:  C. Ronald Blankenship

                                   Title: Interim Chairman and CEO



                                   CONSULTANT



                                   David C. Dressler, Jr.